______________________________________

AMENDMENT NO. 2
Dated as of June 1, 2006
to
POOLING AND SERVICING AGREEMENT
Dated as of October 1, 2004
among
ACE SECURITIES CORP.,
Depositor
WELLS FARGO BANK, N.A.
Master Servicer, Servicer and Securities Administrator
and
HSBC BANK USA, NATIONAL ASSOCIATION
Trustee
______________________________________

ACE Securities Corp. Home Equity Loan Trust, Series 2004-HE3
Asset Backed Pass-Through Certificates
______________________________________

THIS AMENDMENT NO. 2, dated as of June 1, 2006 (this “Amendment”), to the pooling and servicing agreement, dated as of October 1, 2004 (“Pooling and Servicing Agreement”), among ACE SECURITIES CORP., as depositor (the “Depositor”), WELLS FARGO BANK, N.A., as master servicer, securities administrator and servicer (“Wells Fargo”) and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”), as amended.

W I T N E S S E T H

WHEREAS, the Depositor, Wells Fargo and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the Depositor, Wells Fargo and the Trustee desire to amend certain provisions of the Pooling and Servicing Agreement to cure certain ambiguities, to correct an error and to supplement the provisions contained therein;

WHEREAS, Section 12.01 of the Pooling and Servicing Agreement provides that the Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders, to cure any ambiguity or defect or to correct, modify or supplement any provisions contained therein upon the satisfaction of certain conditions set forth therein;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. The Amendments.

(a) Section 3.09(b) of the Pooling and Servicing Agreement is hereby amended as follows: the word “and” at the end of clause (vii) is deleted, clause (viii) is renumbered as clause (ix) and the following is added as clause (viii):

“(viii) to pay the Excess Servicing Fee, if any, to the Class CE-2 Certificateholder pursuant to Section 5.01(h) of this Agreement; and”

(b) Section 5.01(a)(7)(ix) of the Pooling and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

“(ix) reserved;”

(c)  Section 5.01 is hereby amended by adding the following subsection to the end of such Section:

“(h) On each Distribution Date, for so long as Wells Fargo is the Servicer of the Mortgage Loans, the Servicing Fee payable to Wells Fargo shall be calculated using a Servicing Fee Rate equal to 0.18%, and the Securities Administrator shall distribute to the Holders of the Class CE-2 Certificates, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over 0.18%, multiplied by (ii) the Scheduled Principal Balance of each Mortgage Loan as of the Due Date in the preceding calendar month (the “Excess Servicing Fee”).”

SECTION 2. Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, Wells Fargo and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 3. Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, Wells Fargo and the Trustee.

SECTION 4. Governing Law.

This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law which shall govern) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 5. Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7. Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, Wells Fargo and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

ACE SECURITIES CORP., as Depositor

By:	/s/ Doris J. Hearn
Name:	Doris J. Hearn
Title:	Vice-President

By:	/s/ Patricia C. Harris
Name:	Patricia C. Harris
Title:	Vice-President

WELLS FARGO BANK, N.A., as Master Servicer and Securities Administrator

By:	/s/ Kristen Ann Cronin
Name:	Kristen Ann Cronin
Title:	Vice-President

WELLS FARGO BANK, N.A. as Servicer

By:	/s/ Laurie McGoogan
Name:	Laurie McGoogan
Title:	Vice-President

HSBC BANK USA, NATIONAL ASSOCIATION as Trustee

By:	/s/ Elena Zheng
Name:	Elena Zheng
Title:	Assistant Vice-President